                                 EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT
                                       OF
                               PAMELA M. CATLETT


       This EMPLOYMENT AGREEMENT is made and entered into effective June 17, 1996 by and between Pamela M. Catlett ("EMPLOYEE") and Kaiser Ventures Inc. ("KAISER").

                                    RECITALS

       A. Employee is currently employed by Kaiser as Vice President-Corporate Relations.

       B. Effective as of January 15, 1996, Kaiser expanded Employee's duties and responsibilities.

       C. The intent of this Agreement is to set forth the current agreement and understanding of Employee and Kaiser with regard to Employee's continued employment by Kaiser.

       NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

       1. EMPLOYMENT, POSITIONS AND DUTIES. Kaiser hereby continues the employment of Employee upon the terms and conditions set forth in this Agreement. Employee's position with Kaiser shall be Vice President-Corporate Relations. Employee shall have the responsibilities and duties normally incident to such position, including, but not limited to, those duties and responsibilities set forth in Exhibit "A" attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to her from time-to-time by Kaiser's Chief Operating Officer or Chief Executive Officer. Employee agrees to devote her full business time and attention to the discharge of her duties and responsibilities under this Agreement.

       2. TERM. Employee's employment under the terms of this Agreement shall commence as of June 17, 1996, and shall continue until terminated as provided herein; provided, however, upon Employee's termination, Employee shall receive the severance compensation provided herein.

       3. BASE SALARY. Employee's initial annual base salary shall be Eighty Thousand Dollars ($80,000) per year. For 1996, as a part of Employee's annual base salary the Board has elected to issue to Employee Five Thousand Dollars ($5,000) of restricted stock in lieu of Five Thousand Dollars ($5,000) cash compensation. In the event that any restricted stock is issued to Employee as a part of her annual base salary, the value of such restricted stock at the time of its grant shall be counted as base salary in the calculation of any bonus that may be awarded to Employee. For all other purposes, any such stock shall be treated as salary for the calculation of any benefits based upon an employee's salary as may be required by law or any benefit plan.

       Prior to the first meeting of the Board of Directors in any calendar year, the Compensation and Benefits Committee of the Board will review Employee's salary and report its recommendations for any revision to the full Board at such meeting.

       4. ANNUAL BONUS. In addition to her base salary, Employee shall be entitled to participate in the bonus program of Kaiser applicable to senior executives as it may be amended from time to time. The timing, size and/or amount of any bonus awarded to Employee during the term of this Agreement will be determined annually in accordance with the process set forth in Paragraph 3 above for the annual base salary review and based upon the bonus program developed from time to time by the Compensation and Benefits Committee and approved by the Board of Directors.

       5. STOCK OPTIONS AND OTHER STOCK RELATED INCENTIVES. Employee shall be eligible for the grant of incentive stock options, non-qualified stock options and other forms of stock related incentives from time-to-time in the discretion of the Stock Option Committee of the Board of Directors. The timing, size and amount of any future stock options or other stock related incentives will be determined generally in accordance with the process used to determine the award of any bonus to Employee. The grant and exercise of the stock options and other stock related incentives shall generally be subject to and governed by the terms of Kaiser's 1995 Stock Plan as it may be amended or any similar or successor option plan. However, the Stock Option Committee may award stock options, restricted stock or other stock related incentives outside the 1995 Stock Option Plan in its discretion. It is acknowledged that the Board is considering the grant to Employee of a greater number of options than are usually granted in one year with the number of options that may be granted to Employee in future years reduced accordingly.

       The parties acknowledge that as of January 15, 1996, the Stock Option Committee awarded to Employee stock options for 15,000 shares pursuant to the 1995 Stock Option Plan in accordance with a stock option agreement of the same date.

       6. OTHER BENEFITS. Employee will be entitled to participate in all benefits provided by Kaiser to its employees and to senior executives in accordance with and subject to Kaiser's polices and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. These benefits shall include life insurance for the benefit of Employee with a face amount of not less than Employee's annual base salary, except that Kaiser may self-insure if insurance is not available on a commercially reasonable basis. Employee shall be entitled to three (3) weeks of paid vacation per year until Employee haS been employed at Kaiser for five (5) years at which time Employee shall be entitled to four (4) weeks of paid vacation per year.

       7. RESTRICTED STOCK. Any restricted stock issued by Kaiser in lieu of cash payments in connection with Employee's base salary or any bonus, shall be subject to the terms and conditions of a stock restriction agreement which may provide, among other things, for the forfeiture of such stock in phases if Employee should voluntarily terminate her employment with Kaiser within a certain period of time or upon Employee's termination for "cause", as defined herein.

       8. DEATH BENEFITS. In the event of Employee's death, Kaiser shall pay to Employee's personal representative or her estate, Employee's salary and benefits through the end of the month in which the death occurred plus a ratable portion of Employee's anticipated bonus for the year through the date of Employee's death. Employee's anticipated bonus shall be measured by the bonus awarded for the most recent fiscal year. If a bonus has been earned by Employee for the preceding fiscal year but has not yet been paid prior to the death of Employee, Employee's estate or personal representative shall be paid the full amount of the earned but unpaid bonus. The proceeds from any such life insurance shall be for the sole benefit of Employee's designated beneficiaries or if there are no designated beneficiaries, Employee's estate. Upon an Employee's death, all restricted stock issued to Employee for past services (e.g. bonus stock), shall immediately vest and all restricted stock initially issued for anticipated future services (e.g. salary stock) will vest ratably through the date of death. Employee's estate or personal representative shall have at least one (1) year after the date of Employee's death while in the employment of the Company in which to exercise all vested Stock Options.

       9. DISABILITY BENEFITS. In the event of the disability of Employee for any reason, Kaiser shall continue to pay to Employee her salary and benefits less short-term disability payments until long-term disability payments are made to Employee but in no event shall such salary and benefit payments continue for longer than six (6) months from the date of disability. In addition, upon permanent disability, the vesting of all retirement and deferral compensation plans and all outstanding options, restricted stock or other stock related incentives shall continue to occur for a period of two (2) years after the date of disability in the same manner as if Employee were still employed by Kaiser during that period.

       10. DEDUCTIONS. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by Kaiser.

       11. MATERIAL CHANGE. Upon the occurrence of a Material Change as hereafter defined and subject to Paragraph 14 below, all options to acquire shares of Kaiser stock, restricted stock or any other stock related incentive previously granted to Employee shall immediately and fully vest one (1) day prior to the Material Change, notwithstanding any other applicable vesting schedule. Upon the occurrence of a Material Change, Employee shall be entitled, for a period of two years, to exercise her stock options as to any of such shares. This provision shall take precedence over any contrary provision in any standard stock option agreement. For purposes of this Agreement, the term Material Change shall refer to and mean the occurrence of any one of the following events after the date of this Agreement:

          a. any sale, merger or other acquisition of all or substantially all of Kaiser with or by another entity where the shareholders of Kaiser at the time of the sale, merger or other acquisition do not own or control at least 51% of the voting power of such entity immediately after the time of the sale, merger or other acquisition.

          b. any acquisition of common stock by a person or "group" (as defined in section 13(d) of the Securities Exchange Act of 1934), resulting in the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) by that person or group of more than (i) 25% of the capital stock of Kaiser accompanied by a change of more than 50% of the directors of Kaiser within one year after such event or (ii) 35% of the capital stock of Kaiser with or without such change.

          c. following the date of this Agreement, there has been an aggregate of net assets with a cumulative value that exceeds the greater of (i) $20,000,000 or (ii) 20% of the net equity of Kaiser at the time of the distribution (whether by dividend or repurchase of stock) distributed to any one or more Kaiser shareholders.

     12. CONSTRUCTIVE TERMINATION AFTER A MATERIAL CHANGE. Upon the occurrence of a Material Change, Employee shall be deemed to have been constructively discharged upon the occurrence of any of the following events within six months
(6) before or eighteen (18) months after the Material Change:

          a. The assignment to Employee of duties materially and adversely inconsistent with Employee's positions immediately prior to a Material Change. This includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Kaiser or to an Affiliate shall not be deemed a constructive termination;

          b. Any requirement that Employee permanently relocate to an office more than 50 miles from the then location to which she is assigned; and

          c. Any failure to provide Employee with compensation and benefits in the aggregate on terms not materially less favorable than those enjoyed by Employee under this Agreement immediately prior to a Material Change, or the subsequent taking of any action that would materially reduce any of Employee's compensation and benefits in effect at the time of the Material Change unless such compensation and benefits are substantially equally reduced for executive officers of Kaiser as a group (as measured by a percentage) or there is less than a ten percent (10%) reduction in compensation or benefits.

     then, at Employee's option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate her employment by written notice to Kaiser, and on the date of such termination Kaiser will pay Employee the compensation and benefits described in Paragraph 13 below.

     13. COMPENSATION PAYABLE UPON ACTUAL OR CONSTRUCTIVE TERMINATION RELATED TO A MATERIAL CHANGE. In the event Employee is terminated for any reason except for death, permanent disability or for cause, as defined below, within six (6) months before or eighteen (18) months after a Material Change or upon the Constructive Termination of Employee before or after a Material Change as defined and provided in Paragraph 12 above, Kaiser shall pay to Employee the following compensation as severance benefits in addition to the severance compensation that Employee shall receive pursuant to Paragraph 15 regardless of any Material Change:

          a. if the termination is effective after March 31 of any year, an amount equal to the pro rata portion of the bonus that Employee would have been eligible to earn for the year of termination as measured by the preceding year's bonus;

          b. an amount equal to one year's average annual bonus (cash and stock, but not including stock options or stock grants outside of the annual bonus) averaged over the two (2) immediately preceding years; and

          c. Employee shall have the right to participate proportionately in stock buyback or dividend distribution in proportion to shares owned together will all other shareholders.

     All amounts due Employee shall be payable in one lump sum or, at Employee's option, over such period of time not to exceed twelve (12) months. Employee shall have no duty to seek other employment during this period of time and there shall be no offset for any compensation paid to Employee from any other source; provided, however, if Employee is paid a consulting fee or receives compensation from Kaiser or an Affiliate of Kaiser for services actually rendered during a one (1) year period from the date of termination, unless otherwise agreed in writing, such amount shall be offset against the payments made or due Employee.

     14.  POSSIBLE REDUCTION IN CERTAIN BENEFITS.

          (a) Except as provided in Paragraph 14(b) below, Employee shall in no circumstances receive "payments in the nature of compensation" from Kaiser which would result in "excess parachute payments" (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of Kaiser). In the event either Employee or Kaiser shall be advised in writing by Employee or its counsel that Employee would receive excess parachute payments if all payments under all contacts between Employee and Kaiser were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, Employee shall receive only such compensation and benefits under her contracts with Kaiser (not to exceed those permitted without constituting excess parachute payments) which she, in her sole discretion, has designated in written notice to Kaiser. Employee shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by Kaiser) within 10 days who shall promptly make a conclusive determination of the matter.

          (b) Notwithstanding anything else to the contrary, in the event Employee is terminated pursuant to Paragraph 13 above, Employee shall have the right, in her sole discretion, to elect to receive all or any part of the compensation payable to her upon termination (or which would have been due under Section 11 but for a previous election under Section 14(a)) without regard to whether any such amounts may constitute "excess parachute payments." If Employee fails to provide the Company a written designation within thirty (30) days, she shall be presumed to have elected to receive all compensation and benefits due her without regard to whether any such compensation or benefits shall constitute "excess parachute payments."

          (c) Nothing in this Paragraph 14 shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of "excess parachute payments."

     15. TERMINATION WITHOUT CAUSE. In the event Kaiser elects to terminate Employee's employment without cause (as defined below) during the term of this Agreement, then Kaiser agrees to pay Employee an amount equal to one year's annual base salary (based on Employees then current annual base salary) and continue to provide and pay its portion of all of Employee's health, welfare, insurance and other benefits for a period of twelve (12) months following the date of termination, including Kaiser's portion of any retirement and deferred compensation plan such as Kaiser's 401(k) plan. After such termination, Employee shall be entitled, for a period of two years to exercise her stock options as to any then vested, including any options vesting within one year of termination as provided in the next sentence, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing related to stock options, with respect to any restricted stock or other stock related incentives, Employee shall continue to vest in such securities for a period of one year following termination. If Employee is terminated before or after a Material Change as provided in Paragraph 12, Employee shall receive the additional severance compensation provided in Paragraph 13.

     16. TERMINATION FOR CAUSE. If Kaiser elects to terminate Employee's employment for cause (as defined below), Employee's employment will terminate on the date fixed for termination by Kaiser and thereafter Kaiser will not be obligated to pay Employee any additional compensation, other than the compensation due and owing up to the date of termination and as may be required by law. After such termination, Employee shall be entitled, for a period of ninety (90) days, to exercise any stock options or other stock related incentives that are vested as of the date of termination.

     17. DEFINITION OF "CAUSE." "Cause" for the purposes of this Agreement shall mean any of the following:

          a. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, Kaiser shall give Employee written notice of such breach and Employee shall have thirty (30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

          b. Gross negligence or dishonesty in the performance of Employee's duties or responsibilities hereunder;

          c. Engaging in conduct or activities or holding any position that materially conflicts with the interest of, or materially interferes with Employee's duties and responsibilities to Kaiser or its Affiliates; or

          d. Engaging in conduct which is materially detrimental to the business of Kaiser or its Affiliates.

     18. VOLUNTARY TERMINATION. Employee's employment by Kaiser may be terminated at any time upon the parties' mutual written agreement or voluntarily by either party upon prior written notice to the other. In the event of a mutual written agreement, Employee's severance benefits shall be as set forth in such agreement. In the event of Employee's voluntary termination of employment, Kaiser shall not be obligated to pay Employee any additional compensation, other than the compensation due and owing as through the date of termination and as may be required by law. After such termination, Employee shall be entitled for a period of ninety (90) days to exercise any stock options or other stock related incentives that are vested as of the date of termination.

     19.  CONFIDENTIALITY.

          a.   EMPLOYEE'S OBLIGATIONS.  Employee agrees that (a) except as
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provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by her, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting her obligations under this Agreement and not in connection with any other business or activity. "PROPRIETARY INFORMATION" means all oral, written or recorded information about or related to Kaiser or any of its Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of Kaiser, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

          b.   KAISER'S OBLIGATIONS.  Kaiser agrees that it shall maintain and
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provide information regarding Employee in accordance with generally accepted industry and business practices.

          c.   LIMITATIONS ON CONFIDENTIAL OBLIGATIONS AND USE RESTRICTIONS.
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The restrictions in Paragraph 19(a) above do not apply to information which the Employee can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such Employee from a third party source who, to Employee's knowledge after due inquiry, is not and was not bound by confidentiality obligations to Kaiser or any Affiliate thereof. In addition, Employee and Kaiser are permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

          d.   ACTIONS IF DISCLOSURE REQUIRED.  If Employee is required by law
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to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protected hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

          e.   INJUNCTION.  Each party agrees that remedies at law may be
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inadequate to protect against breach of this Paragraph 19, and hereby agrees to the granting of injunctive relief without proof of actual damage.

     20. ARBITRATION OF DISPUTES. If Employee and Kaiser cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, the termination of Employee's employment relationship with Kaiser or any Affiliate thereof, (without limiting the generality of any other Paragraph herein), then such dispute shall be settled as follows:

          a. Kaiser and Employee agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

          b. If Kaiser and Employee are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and Employee;

          c. Kaiser and Employee shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on her own motion, or the request of either Kaiser or Employee, have the authority to extend or reduce the time periods therefor; and,

          d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

     The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.

     21.  MISCELLANEOUS.

          a.   ENTIRE AGREEMENT; AMENDMENTS.  This Agreement states the entire
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understanding and agreement between the parties with respect to its subject matter and may only be amended by a written instrument duly executed by Employee and Kaiser.

          b.   ASSIGNMENT.  This Agreement and the rights and obligations of
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Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

          c.   NON-WAIVER.  Failure to insist upon strict compliance with any
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provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

          d.   BINDING EFFECT.  This Agreement shall be binding upon and inure
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to the benefit of Kaiser, its successors and assigns and, Employee's heirs, successors, and legal or personal representatives.

          e.   HEADINGS.  The headings throughout this Agreement are for
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convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

          f.   CONTEXT.  Whenever required by the context, the singular shall
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include the plural, the plural the singular, and one gender such other gender as is appropriate.

          g.   NOTICES.  All notices, request, demands, consents and other
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communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

               Kaiser Ventures Inc.
               3633 E. Inland Empire Blvd., Suite 850
               Ontario, CA  91764

               Pamela M. Catlett
               424 Cabrillo Road
               Arcadia, CA  91007

          h.   COSTS.  In  any action taken to enforce the provisions of this
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Agreement, the prevailing party shall be reimbursed all reasonable costs incurred in such legal action including reasonable attorney's fees in such action.

          i.   SEVERABILITY.  If any provision or clause of this Agreement, as
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applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

          j.   DEFINITION OF AFFILIATE.  The term "AFFILIATE" for purposes of
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this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with Kaiser. It shall also include any direct or indirect subsidiary of such Corporation and any company in which Kaiser has more than a ten percent (10%) ownership interest.

          k. ACKNOWLEDGMENT REGARDING ISO'S. Employee acknowledges that she is
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responsible for the tax consequences of all severance compensation she may receive and that certain actions may need to be taken by Employee within limited periods of time to preserve the tax status of any incentive stock options. Kaiser makes no representation or warranty that any past or future grant of a stock option to Employee qualifies as an incentive stock option.

          l.   GOVERNING LAW.  This Agreement shall be governed by and construed
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in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.

                                        "EMPLOYEE"
                                        PAMELA M. CATLETT


                                        /s/ Pamela M. Catlett
                                        ---------------------------------------
                                        Pamela M. Catlett


                                        "KAISER"
                                        KAISER VENTURES INC.


                                        By:  /s/ Lyle B. Stevenson
                                             ----------------------------------
                                             Lyle B. Stevenson, Chairman of the
                                             Compensation and Benefits Committee


                                        By:  /s/ Gerald A. Fawcett
                                             -----------------------------------
                                             Gerald A. Fawcett, President

                                  SCHEDULE "A"

                               PAMELA M. CATLETT
                       VICE PRESIDENT CORPORATE RELATIONS

          This position will report to the Chief Executive Officer and Chief Operating Officer.

RESPONSIBILITIES

          The Vice President-Corporate Relations has overall responsibility for the creation and implementation of all corporate communications and public affairs programs including, investor relations, media relations, government affairs, and community and civic relations. In this capacity, the Vice President-Corporate Relations will serve as the primary company spokesperson to investors, the media, and the public at-large. Specific duties include:

INVESTOR RELATIONS
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    * Design and implementation of a planned annual investor relations program to ensure a consistent, timely flow of information about Kaiser to the financial communities and company shareholders;
    * Maintenance and initiation of daily contact with shareholders, financial analysts, and others in the financial community, serving as operational spokesperson to these groups;
    * Planning and conducting management presentations before the financial community, with other officers as appropriate;
    * Preparation and dissemination of annual and quarterly reports and other shareholder materials including fact books, issues papers, brochures etc.;
    * Preparation for all shareholder meetings, including presentations, proxy material preparation, dissemination and solicitation;
    * Preparation of corporate disclosure policy and maintenance of corporate guidelines for the timely disclosure of financial matters and corporate activities; and
    *  Maintenance of corporate mailing lists.

PUBLIC RELATIONS
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    *  Preparation and dissemination of corporate press releases;
    * Maintenance of personal contacts with the press and financial publications, local and national;
    *  Direct government relations activities with other corporate officers;
    * Compliance with community relations provisions of the Mill Site Cleanup Consent Order with CAL-EPA, such as fact sheets and community meetings;
    * Development of civic and business development activities, such as charitable activities, appropriate business organizations, etc.;
    * Prepare Director Updates which are disseminated to members of the Board of Directors, executive officers and managers;
    * Assist in other corporate activities where specialized knowledge and expertise will contribute to enhance Kaiser's corporate goals including;
    * Development and coordination of special programs to enhance specific corporate projects, such as permit applications, public hearings, etc.; and
    * Work through VEBA to organize the Kaiser Steel Retirees in support of corporate projects when appropriate.